Exhibit 99.1
Gulf Coast Ultra Deep Royalty Trust
The Bank of New York Mellon Trust Company, N.A., Trustee News Release
Gulf Coast Ultra Deep Royalty Trust Announces Quarterly Results

HOUSTON, Texas - July 14, 2023 - Gulf Coast Ultra Deep Royalty Trust (OTC Pink: GULTU) (the Trust) announced today that it will not make a cash distribution for the quarter ended June 30, 2023 to unitholders of record on July 28, 2023.

Natural gas (Mcf) sales volumes, average sales price and net cash proceeds available for distribution for the quarter ended June 30, 2023 are set forth in the table below:

Natural gas (Mcf) sales volumes (a)	14,231
Natural gas (per Mcf) average sales price	$2.43
Gross proceeds	$34,648
Post-production costs and specified taxes	(20,317)
Royalty income	14,331
Interest and dividend income	4,714
Administrative expenses	(171,714)
Administrative expenses in excess of income (b)	(152,669)
Increase in minimum cash reserve (c)	—
Cash proceeds available for distribution	$—
(a) Attributable to the onshore Highlander subject interest which is the only subject interest with commercial production.
(b) Pursuant to the royalty trust agreement, Freeport-McMoRan Inc. (FCX) has agreed to pay annual trust expenses up to $350,000, with no right of repayment or interest due, to the extent the Trust lacks sufficient funds to pay administrative expenses. Pursuant to the royalty trust agreement, FCX also agreed to provide and maintain a $1.0 million stand-by reserve account or an equivalent letter of credit for the benefit of the Trust to enable the Trustee to draw on such reserve account or letter of credit to pay obligations of the Trust if its funds are inadequate to pay its obligations at any time. Currently, with the consent of the Trustee, FCX may reduce the reserve account or substitute a letter of credit with a different face amount for the original letter of credit or any substitute letter of credit. In connection with this arrangement, FCX has provided $1.0 million in the form of a reserve fund cash account to the Trust.
(c) The Trust is withholding, and in the future intends to withhold, $8,750 from the funds otherwise available for distribution each quarter to gradually build a cash reserve of approximately $350,000. This cash is reserved for the payment of future known, anticipated or contingent expenses or liabilities of the Trust. The Trustee may increase or decrease the targeted cash reserve amount at any time, and may increase or decrease the rate at which it is withholding funds to build the cash reserve at any time, without advance notice to the unitholders. Cash held in reserve will be invested as required by the royalty trust agreement. Any cash reserved in excess of the amount necessary to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities eventually will be distributed to unitholders, together with interest earned on the funds. As no proceeds are available for distribution, the Trust is not withholding any funds for the cash reserve this quarter.

As previously disclosed, on February 1, 2023, Highlander Oil & Gas Assets LLC (HOGA), notified the Trustee that the sole well producing from the onshore Highlander subject interest experienced an operational issue on January 19, 2023, resulting in substantial amounts of water entering the well, which caused a shut in of the well before production resumed at significantly reduced levels. Following an evaluation by HOGA’s field operations team, HOGA determined that it would be necessary to commence operations to control the water production, in expectation of eventually initiating “kill” operations on the well. HOGA informed the Trustee that the well was shut in effective March 31, 2023 and production from the well has ceased. Since that time the well has flowed intermittently but not on a continuous basis. HOGA currently is evaluating its options with respect to the well.

The onshore Highlander subject interest is the only subject interest that has established commercial production. Accordingly, shutting in the well for an extended period of time will eliminate any production from the onshore Highlander subject interest during such period, which will also eliminate any proceeds to which the Trust would be entitled pursuant to its overriding royalty interest during the same period. Therefore, while the well remains shut in, the Trust will not receive income attributable to its overriding royalty interest; further, unless the operational issues with the well can be rectified and the well can be reopened, the well is redrilled or another well is drilled on the onshore Highlander subject interest, the Trust does not expect to receive any income attributable to its overriding royalty interests and accordingly, does not expect to have any cash available to distribute to Trust unitholders in future periods.

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About Gulf Coast Ultra Deep Royalty Trust. The Trust is a Delaware statutory trust created to hold a 5% gross overriding royalty interest in future production from specified Inboard Lower Tertiary/Cretaceous exploration prospects located in the shallow waters of the Gulf of Mexico and onshore in South Louisiana that existed as of December 5, 2012, which are collectively referred to as subject interests. The subject interests and the Trust’s overriding royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (SEC). As described in the Trust’s SEC filings, future distributions are not guaranteed and will depend on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, post-production costs and specified taxes, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit http://gultu.q4web.com/home/default.aspx.

Cautionary Statement Regarding Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements other than statements of historical facts, such as any statements regarding future operations on and production from the Highlander subject interest, expectations regarding the repair or redrill of the well on the Highlander subject interest, the drilling of another well on the Highlander subject interest, the Trust’s future income from the overriding royalty interests, future distributions to Trust unitholders and the amount and date of quarterly distributions to unitholders. Forward-looking statements are not guarantees or assurances of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that may cause actual results to differ materially from those anticipated by the forward-looking statements include, but are not limited to, the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to a record date for a quarterly cash distribution. Any differences in actual cash receipts by the Trust could affect the amount of quarterly cash distributions. Other important factors that may cause actual results to differ materially include risks inherent in production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC. The Trust's annual, quarterly and other filed reports are or will be available over the Internet at the SEC's website at http://www.sec.gov. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trust cautions investors that it does not intend, and assumes no obligation, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A. serves as trustee of the Trust. If you have any questions related to the Trust, please see below for contact information:

Contact:	Gulf Coast Ultra Deep Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
(512) 236-6555
601 Travis Street, 16th Floor
Houston, TX 77002